NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact: Jason S. Kirsch, APR
(717) 412-6200 (office)
(717) 329-3048 (cell)

Metro Bank Announces FDIC Consent Order Terminated

HARRISBURG, Pa. (Oct. 23, 2012) - Metro Bank today announced that the Federal Deposit Insurance Corporation (FDIC) has terminated the Consent Order it issued to the bank on April 29, 2010.

The FDIC Consent Order was associated with certain alleged deficiencies in the bank's Anti-Money Laundering and Bank Secrecy Act (AML/BSA) program that arose out of regulatory examinations conducted in 2009 and 2010. A similar order by the Pennsylvania Department of Banking terminated effective April 12, 2012.

“Termination of the orders affirms that Metro Bank complies with or exceeds all regulatory requirements and expectations,” said Metro Bank Chairman, President and CEO Gary L. Nalbandian. “Many of our team members have worked countless hours to ensure we have a first-class AML/BSA program. As we continue to grow the bank and expand our footprint, maintaining a strong compliance culture will remain a top priority.”

About Metro Bank
Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, Metro Bank opened its first location in Camp Hill, Pa. in 1985, pioneering industry-changing conveniences in Central Pennsylvania including seven-day branch banking, free personal checking, free coin-counting machines and use of a prototype store design. Additional services include free instant-issue Visa debit cards, free online banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit mymetrobank.com.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements concerning future events. Actual results could differ materially due to the following risks and uncertainties -- deteriorating economic conditions; increased competition; interest rate movements; market volatility in the securities markets; legislative or regulatory developments; merger-related synergies, savings and integration issues; technological changes; and other risks and uncertainties discussed in the company's reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on these statements. The Company undertakes no obligation to publicly release or update any of these statements.
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